Exhibit 5.1
Exhibit 8.1

April 30, 2015

SAExploration Holdings, Inc.
1160 Dairy Ashford, Suite 160
Houston, Texas, 77079

Re:    SAExploration Holdings, Inc.
Registration Statement on Form S-4 (“Registration Statement”)
Filed April 30, 2015

Ladies and Gentlemen:

We have acted as counsel to SAExploration Holdings, Inc., a Delaware corporation (the “Company”), and the subsidiaries of the Company listed on Schedule I hereto (the “Guarantors”) in connection with the public offering of $150,000,000 aggregate principal amount of 10.000% Senior Secured Notes due 2019 (the “New Notes”) and the issuance by the Guarantors of new guarantees (the “New Guarantees”) with respect to the New Notes. The New Notes and the New Guarantees are to be issued under the Company’s Indenture, dated July 2, 2014 (the “Indenture”) among the Company, the Guarantors and U.S. Bank National Association, as trustee and as noteholder collateral agent (the “Trustee”). The New Notes and New Guarantees will be offered (the “Exchange Offer”) in exchange for a like principal amount of the Company’s issued and outstanding 10.000% Senior Secured Notes due 2019 (the “Existing Notes”) and related guarantees (the “Existing Guarantees”).

This opinion letter is being delivered pursuant to the requirements of Item 601(b)(5) and 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion letter, we have examined (1) the Registration Statement on Form S-4 with respect to the New Notes and the New Guarantees to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act; (2) an executed copy of the Registration Rights Agreement, dated July 2, 2014, by and among the Company, the Guarantors and the Initial Purchaser named therein; (3) an executed copy of the Indenture; (4) the Form T-1 of the Trustee to be filed as an exhibit to the Registration Statement; and (5) the form of the New Notes and the New Guarantees. We have also examined such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary to enable us to state the opinions expressed below.

SAExploration Holdings, Inc.
April 30, 2015

In our examination, we have assumed the legal capacity and competency of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect on such parties. We have also assumed, without investigation, that the New Notes and the New Guarantees will be issued in exchange for a like principal amount of the Existing Notes and the Existing Guarantees as described in the Registration Statement and that the New Notes and the New Guarantees will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company.

Our opinions are limited to matters governed by the laws of the State of New York, the Delaware General Corporation Law, and the Delaware Limited Liability Company Act and the federal laws of the United States that, in our experience, are normally applicable to transactions of the type contemplated by the Exchange Offer. We express no opinion as to the application of the laws of any other jurisdiction, including Alaskan law, or the securities or blue sky laws of the various states to the Exchange Offer.

Based upon the foregoing and subject to our stated assumptions, qualifications and limitations, in our opinion, when the Registration Statement, as finally amended (including all necessary post-effective amendments, if any), shall have become effective under the Securities Act, the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and the New Notes and the New Guarantees (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and when duly delivered upon consummation of the Exchange Offer against receipt of the Existing Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer:

1.	the New Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and

2.	the New Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above, are subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect relating to creditors’ rights generally, (2) equitable, constitutional and public policy limitations, whether considered in a proceeding at equity or at law; and (3) an implied covenant of good faith and fair dealing.

SAExploration Holdings, Inc.
April 30, 2015

Furthermore, based upon the foregoing and subject to our stated assumptions, qualifications and limitations, in our opinion, all of the statements set forth in the Registration Statement pertaining to federal income tax law (specifically including the federal income tax law discussion in the Prospectus under the heading “Certain Federal Income Tax Considerations”), to the extent they constitute summaries of matters of United States federal income tax law or legal conclusions with respect thereto, accurately summarize the matters described therein in all material respects. The opinion set forth in this paragraph is limited in all respects to the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, and related administrative pronouncements and judicial precedents, all as in effect on the effective date of the Registration Statement, and we note that such opinion is not binding on the Internal Revenue Service or courts, any of which could take a contrary position.

Our opinion is rendered solely for your information in connection with the foregoing, and may not be relied upon by any other person for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/Strasburger & Price, L.L.P.

STRASBURGER & PRICE, L.L.P.

SAExploration Holdings, Inc.
April 30, 2015

SCHEDULE I

Guarantors

SAExploration Sub, Inc., a Delaware corporation
SAExploration, Inc., a Delaware corporation
NES, LLC, an Alaska limited liability company
SAExploration Seismic Services (US), LLC, a Delaware limited liability company